                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              Crown Vantage Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                   [LETTERHEAD]

                                      [LOGO]


April 1, 1998

Dear Shareholder:

         I invite you to the third Annual Meeting of Shareholders of Crown Vantage Inc. The meeting will be held at 11:00 a.m. (Pacific Daylight Time) on Tuesday, May 5, 1998, at the Kaiser Center Auditorium, 2nd Floor, 300 Lakeside Drive, Oakland, California.

         A Notice of Annual Meeting and a Proxy Statement covering the formal business of the meeting are enclosed, along with the Company's Annual Report to Shareholders for the 1997 fiscal year. During the meeting, I will provide a review of operations and the outlook for the future.

         It is important to your Company that your shares be represented at the meeting, whether or not you expect to attend. Please promptly sign, date and return the proxy card in the accompanying postage-paid envelope.

                                       Sincerely,



                                       /s/ ERNEST S. LEOPOLD
                                       ---------------------------------------
                                       ERNEST S. LEOPOLD
                                       Chairman and
                                       Chief Executive Officer

                               CROWN VANTAGE INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 5, 1998

TO THE SHAREHOLDERS OF
CROWN VANTAGE INC.

         Notice is hereby given that the Annual Meeting of Shareholders of Crown Vantage Inc. (the "Company") will be held at 11:00 a.m., local time, on Tuesday, May 5, 1998, at Kaiser Center Auditorium, 2nd Floor, 300 Lakeside Drive, Oakland, California, for the following purposes:

         1. To elect a Board of Directors consisting of seven (7) persons to serve for the ensuing year;

         2. To consider and vote upon a proposal to increase the maximum number of shares of common stock of the Company that may be issued upon the exercise of options and grant of awards of restricted stock, incentive stock and deferred stock under the 1995 Incentive Stock Plan by 300,000 shares to 1,700,000 shares; and

         3. To transact such other business as may properly come before the meeting.

         The close of business on March 3, 1998, has been fixed as the record date to determine the shareholders entitled to vote at the Annual Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the enclosed proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 28, 1997, is being mailed to you with this Notice and the Proxy Statement.

         You are cordially invited to attend the meeting.

                                       By order of the Board of Directors



April 1, 1998                          Christopher M. McLain
                                       SECRETARY

                               CROWN VANTAGE INC.
                               300 LAKESIDE DRIVE
                            OAKLAND, CALIFORNIA 94612

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1998

         This Proxy Statement, which is being mailed to shareholders on or about April 1, 1998, is furnished in connection with the solicitation by the Board of Directors (the "Board") of Crown Vantage Inc. ("Crown Vantage" or the "Company") of proxies in the form accompanying this Proxy Statement to be voted at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on Tuesday, May 5, 1998 at Kaiser Center Auditorium, 2nd Floor, 300 Lakeside Drive, Oakland, California, and any adjournment thereof (the "Meeting").

         The cost of solicitation of proxies will be borne by the Company. Solicitation will be made initially by mail; however, the Directors, officers and employees of the Company and its subsidiaries may, without additional compensation, solicit proxies by telephone, facsimile or personal interview. The Company has engaged Georgeson & Co. to solicit proxies from brokers, banks and other institutional holders at an estimated fee of approximately $7,500 plus reimbursable expenses.

         Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Meeting. The persons named in the form of proxy solicited by the Board will vote all proxies that have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted FOR the election of the nominees for Directors named herein and FOR Proposal 2.

         Certain information below refers to a spin-off (the "Spin-Off") in which all of the Company's outstanding shares were distributed (the "Distribution") ratably on August 25, 1995, to the holders of record on that date of the common stock of Fort James Corporation (formerly known as James River Corporation of Virginia) ("Fort James"). Prior to the Spin-Off, the Company was a wholly owned subsidiary of Fort James.

                              VOTING SECURITIES

         The only class of voting stock is the Company's common stock, no par value ("Common Stock"). Holders of record of the Common Stock at the close of business on March 3, 1998, (the "Record Date") will be entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof. As of the Record Date, there were 9,677,954 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented to the shareholders.

         Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. Shares for which the holder has elected to abstain or has withheld authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the outcome of the vote on such matter. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange regulations because the broker has not received instructions from the customer for whose account the shares are held. With respect to matters submitted to shareholders, an action is approved if the votes cast in favor of it exceed the votes opposing it, except that with respect to Proposal 1 (Election of Directors), the seven nominees receiving the greatest number of votes cast for the election of Directors will be elected.

                            PRINCIPAL SHAREHOLDERS

         The following table lists shareholders who are known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock as of December 31, 1997.

                                                   NUMBER OF
                                                      SHARES        PERCENT
                NAME AND ADDRESS                  BENEFICIALLY        OF
               OF BENEFICIAL OWNER                    OWNED        CLASS(1)
         ---------------------------------        -------------    ---------
         R.B. Haave Associates, Inc.              1,400,600(2)       14.47%
         36 Grove Street
         New Canaan, Connecticut 06840

         Pioneering Management Corporation          760,200(3)        7.85%
         60 State Street
         Boston, Massachusetts 02109-1820

         Brandywine Asset Management, Inc.          729,750(4)        7.54%
         3 Christina Centre, Suite 1200
         201 North Walnut Street
         Wilmington, Delaware  19801-3933

         Crown Vantage Inc. Employee Stock        1,402,223(5)       14.49%
            Ownership Plan Trust
         c/o The Bank of New York
         One Wall Street
         New York, New York 10286

----------------------
(1) Percentage calculations are based on shares outstanding as of the Record Date as adjusted under rules of the Securities and Exchange Commission.

(2) As reported on a Schedule 13G dated January 27, 1998, R.B. Haave Associates, Inc. had sole voting power, and sole dispositive power, over 1,400,600 shares.

(3) As reported on a Schedule 13G dated January 5, 1998, Pioneering Management Corporation had sole voting power, and sole dispositive power, over 760,200 shares.

(4) As reported on a Schedule 13G dated February 24, 1997, Brandywine Asset Management, Inc. had sole voting and dispositive power as to 627,590 shares, and shared voting and dispositive power as to 102,160 shares.

(5) As reported on a Schedule 13G dated February 11, 1998, The Bank of New York, as Trustee for the Crown Vantage Inc. StockPlus Employee Stock Ownership Plan Trust, had shared voting and dispositive power as to 1,402,223 shares of the Common Stock, which shares were held for the exclusive benefit of participants and beneficiaries in the Crown Vantage Inc. Employee Stock Ownership Plan pursuant to the terms of the Plan and the Plan trust agreement.


                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

         Although the Company anticipates that all of the nominees will be able to serve, if at the time of the Meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board may designate.

         The following table sets forth the names, ages and principal occupations of the nominees for Director, together with certain other information.

                                    DIRECTOR
NAME                       AGE        SINCE     PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                       ---      --------    ------------------------------------------
George B. James            60         1995      Senior Vice President and Chief Financial Officer of Levi
                                                Strauss & Co., San Francisco, California.

Ernest S. Leopold          64         1995      Has been Chairman and Chief Executive Officer since creation of the Company in 1995.  Previously served as Executive Vice
                                                President, Communications Papers of Fort James Corporation of
                                                Virginia.

Joseph T. Piemont          74         1995      Management Consultant, Bluestone Management Corporation,
                                                Charlotte, North Carolina.  Serves as a Director of Silicon
                                                Gaming, Palo Alto, California.  Previously served as a Director of Fort James Corporation of Virginia.

E. Lee Showalter           61         1995      Forest products industry consultant since 1995.  Previously served as Senior Vice President, Fiber Business of Fort James,
                                                March 1994 to December 1995.  From November 1992 to March 1994,
                                                served as Senior Vice President, Strategic Services of Fort
                                                James.  From June 1987 to November 1992, served as Senior Vice
                                                President, Corporate Development for Fort James.

William D. Walsh           67         1996      General Partner of Sequoia Associates, Menlo Park, California.
                                                Serves as a Director of Consolidated Freightways Corp. (Chairman
                                                of the Board), Menlo Park, California; URS Corporation, San
                                                Francisco, California; Newcourt Credit Corp., Toronto, Ontario,
                                                Canada; and UNOVA, Beverly Hills, California.

James S. Watkinson         70         1995      Chairman and formerly Chief Executive Officer of Morton G.
                                                Thalhimer, Inc., Richmond, Virginia.

Donna L. Weaver            54         1995      Chairman of Weaver, Field & London, Inc., San Francisco,
                                                California.  Serves as a Director of Hancock Fabrics, Inc.,
                                                Tupelo, Mississippi, and Ross Stores, Inc., Newark, California.

          COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table lists the number of shares of Common Stock that are owned beneficially by each Director, the Executive Officers named in the "Summary Compensation Table" below, and all Directors and Executive Officers as a group, as of the Record Date, according to data furnished by the persons named.

                                                         NUMBER OF SHARES
         NAME                                          BENEFICIALLY OWNED(1)
         ----                                          ---------------------
         DIRECTORS:
         George B. James                                  27,121  (2)(3)(4)
         Ernest S. Leopold                               127,550  (4)(6)(7)
         Joseph T. Piemont                                12,325  (2)
         E. Lee Showalter                                 22,164  (2)(5)
         William D. Walsh                                 28,832  (2)
         James S. Watkinson                               19,253  (2)
         Donna L. Weaver                                  26,091  (2)(3)

         OTHER NAMED EXECUTIVE OFFICERS:
         C. Neil Henderson                                36,234  (6)(7)
         Christopher M. McLain                            43,810  (4)(6)(7)
         Robert A. Olah                                   42,351  (6)(7)
         R. Neil Stuart                                   35,792  (6)(7)
                                                         475,917
         All Directors and Executive Officers as
         a group (16 persons)

---------------------
(1) Represents shares held as of the Record Date directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares owned by each Director or Executive Officer represents less than 1%, and as to all Directors and Executive Officers as a group represents 4.92%, of the outstanding shares of Common Stock (except that Mr. Leopold held 1.32% of such shares).

(2) Includes, as to each non-employee Director, 5,000 shares (except 3,000 shares as to Mr. Walsh) that may be acquired upon the exercise of Directors stock options, all of which are currently exercisable. Includes deferred restricted stock awards to non-employee Directors that vest at various times, as follows: Mr. James, 191 shares; Mr. Piemont, 5,091 shares; Mr. Showalter, 9,091 shares; Mr. Walsh, 2,448 shares; Mr. Watkinson, 7,153 shares; and Ms. Weaver, 2,154 shares. These shares are considered outstanding for purposes of calculating each Director's percentage ownership.

(3) Includes restricted stock awards to non-employee Directors that vest in less than 12 months and as to which the Director has the right to vote the shares, as follows: Mr. James, 3,553 shares; and Ms. Weaver, 3,553 shares.

(4) Includes shares held by family trusts as to which the following named Director or executive officer and their spouses have shared voting and investment power: Mr. James, 12,000 shares; Mr. Leopold, 5,856 shares; and Mr. McLain, 2,000 shares.

(5) Excludes 1,402 shares held by Mr. Showalter's wife, as to which he has no voting or investment power and as to which he disclaims beneficial ownership, and includes 970 shares held in an Individual Retirement Account.

(6) Includes restricted stock awards to Executive Officers that vest at various times, all within four years, and as to which the officer has the right to vote the shares, as follows: Mr. Leopold, 68,188 shares (including 12,100 shares deferred to 2000 or earlier retirement, and including 50,000 shares deferred to 2001 or earlier retirement); Mr. Henderson, 12,804 shares; Mr. McLain, 14,900 shares; Mr. Olah, 16,411 shares; Mr. Stuart, 16,394 shares; and all Directors and Executive Officers as a group, 177,361 shares. Also includes shares issuable upon exercise of stock options exercisable prior to or within 60 days after the Record Date, as follows: Mr. Leopold, 52,776 shares; Mr. Henderson, 14,778 shares; Mr. McLain, 18,092 shares; Mr. Olah, 15,963 shares; and Mr. Stuart, 15,258 shares.

(7) Includes shares held under the Crown Vantage StockPlus Employee Stock Ownership Plan on December 31, 1997, and as to which the participant has shared voting and investment power, as follows: Mr. Leopold, 731 shares; Mr. Henderson, 2,066 shares (Crown Vantage UK Share Accumulation Plan); Mr. McLain, 861 shares; Mr. Olah, 3,515 shares; Mr. Stuart, 614 shares; and all Directors and Executive Officers as a group, 21,046 shares.

                      CERTAIN INFORMATION CONCERNING THE
                    BOARD OF DIRECTORS AND ITS COMMITTEES

COMMITTEES OF THE BOARD

         The Board has established an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Safety, Environmental and Legal Committee.

         The Executive Committee of the Board consists of Messrs. Leopold (Committee Chairman), James and Showalter. The Executive Committee exercises the power and authority of the Board as may be necessary during intervals between meetings of the Board, subject to such limitations as are provided by law, the Company's Articles of Incorporation, Bylaws or resolutions of the Board.

         The Audit Committee of the Board, whose members are Ms. Weaver (Committee Chairman) and Messrs. James, Showalter and Watkinson, consists only of Directors who are not employees of the Company ("Outside Directors"). The Audit Committee meets periodically with management, members of the Company's internal audit staff and representatives of the Company's independent auditors. The Audit Committee reviews the scope of internal and external audit activities and the results of such audits and is responsible for making the annual recommendation to the Board of the firm of independent accountants to be retained by the Company to perform the annual audit.

         The Compensation Committee, whose members are Messrs. James (Committee Chairman), Piemont, and Walsh and Ms. Weaver, consists only of Outside Directors. The Compensation Committee is responsible for recommending the salaries and compensation programs for Executive Officers to the Board. This committee is also responsible for administering the Company's profit sharing plan for salaried employees, its incentive stock plan and other benefit programs. None of the members of the Compensation Committee is entitled to participate in any of the Company's benefit plans other than the Stock Option Plan for Outside Directors and the Stock Award Plan for Outside Directors (as described below).

         The Nominating Committee, whose members are Messrs. Watkinson (Committee Chairman), James and Showalter and Ms. Weaver, consists only of Outside Directors. This committee recommends to the Board the candidates for election as Directors of the Company and members of the Board committees. The Nominating Committee also considers candidates recommended by shareholders entitled to vote for the election of Directors. Shareholder recommendations for director candidates should include the candidate's name and qualifications and may be submitted in writing to the Company's Secretary.

         The Safety, Environmental and Legal Committee, whose members are Messrs. Showalter (Committee Chairman), Piemont, Walsh and Watkinson, consists only of Outside Directors. This committee reviews the Company's performance in its commitment to an accident-free, injury-free work environment, as well as the Company's environmental strategy, policies and performance. The committee also periodically reviews material legal matters.

         The Board may establish other committees as it deems advisable.

ATTENDANCE AT MEETINGS

         During 1997, the Board held seven meetings, the Compensation Committee four meetings, the Audit Committee two meetings, the Nominating Committee one meeting, and the Safety Environmental and Legal Committee two meetings. The Executive Committee did not meet during 1997. All Directors attended at least 75% of the meetings of the Board and the committees to which they were assigned.

COMPENSATION OF DIRECTORS

         MEETING FEES. Outside Directors receive $2,000 for attendance at each meeting of the Board, $1,000 for attendance at each meeting of a committee of the Board on which they serve, and $600 for participating in a Board or committee meeting by telephone. The Company also reimburses Outside Directors for usual and ordinary expenses of attending meetings. Directors who are employees of the Company do not receive any fees for service on the Board or its committees.

         STOCK AWARD PLAN FOR OUTSIDE DIRECTORS. Outside Directors participate in the Company's Stock Award Plan for Outside Directors (the "Award Plan"). For 1996 and 1995, this Plan provided that the Company would award each Outside Director on the first business day of each fiscal year that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, would as nearly as possible equal, but not exceed, $25,000. This Plan also required that a minimum of 500 shares would be awarded to each Outside Director each fiscal year.

         The Award Plan was amended for years beginning with 1997. The Award Plan provides to each Outside Director on the first business day of each fiscal year an award of that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, would as nearly as possible equal, but not exceed, $12,500. The fair market value of the stock is based on the mean of the average of the high and low trading prices of the stock for each of the ten trading days immediately preceding the award date. The minimum award is 250 shares. The Award Plan provides for annual cash compensation to Outside Directors as may be determined from time to time by the Board. The Board has set this annual cash compensation for 1997 and 1998 at $12,500, payable quarterly. Outside Directors may elect, in lieu of the annual cash compensation, to receive on the first business day of the fiscal year that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, shall as nearly as possible equal, but not exceed, 1.2 times the amount of annual cash compensation under this Plan. For 1997, each Outside Director elected to receive 1,846 shares of Common Stock in lieu of the annual cash compensation, except that Mr. Piemont elected to receive payment of $12,500.

         The Award Plan reserved a total of 75,000 shares for issuance. An Outside Director who joins the Board during a Fiscal Year receives a pro rata portion of the annual award (shares and cash compensation) based on the number of days remaining in the fiscal year. Awards of stock under this Plan vest one year after the award date if the Director continues to be a member of the Board during the year following the date of the award. The award also vests if a Director retires from the Board at or after age 65, dies or ceases to be a Director as a result of a change of control as defined in the Award Plan. Directors may sell shares awarded under the Plan after the shares have vested, subject to any applicable restrictions under securities laws. The shares may not be sold or otherwise transferred or encumbered before they vest. Outside Directors may vote and are entitled to receive dividends, if any, declared on shares issued under the Award Plan.

         A Director may elect to defer receipt of stock under the Stock Award Plan, in which case issuance of the shares will be made after the Director ceases to be a Director or at an earlier date designated by the Director at the time of the deferral. The election to defer the receipt of shares must be made with respect to at least 40% of the shares granted under an award, is irrevocable and must be made before the award is granted. If a Director elects to defer the receipt of shares, a book account is created by the Company in the Director's name, and hypothetical shares of Common Stock are credited to the book account. Such hypothetical shares are adjusted to reflect cash and stock dividends (if any) paid with respect to Common Stock. If an Outside Director continues as a member of the Board during the entire one-year period following the date of an award, the Director is entitled to payment of the deferred shares of Common Stock as of the date designated in the Director's deferral election. If an Outside Director ceases to be an Outside Director during such one-year period (other than on account of retirement on or after attaining age 65, death or a change of control), the Outside Director will forfeit all of the Director's interest in his book account except for the portion attributable to cash dividends declared on Common Stock during the one-year period. Payments from an Outside Director's book account are made in whole shares of Common Stock.

         STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. Outside Directors also participate in the Company's Stock Option Plan for Outside Directors (the "Directors' Option Plan"), which has reserved 100,000 shares for issuance. Under the Directors' Option Plan, each person shall automatically receive an option to purchase 3,000 shares of Common Stock upon becoming an Outside Director. As of each April 15, each Outside Director who has been a Director for at least nine months will automatically receive an option to purchase 1,000 shares of Common Stock. The option price will be equal to the fair market value of the stock on the date of grant, which shall be based on the mean of the average of the high and low trading prices for each of the ten trading days immediately preceding the date of grant. Options are exercisable for ten years after the date of grant or for a specified period of time after the optionee ceases to be a Director. A Director may exercise options by paying cash, by tendering shares of Common Stock or by delivering an exercise notice with instructions to a broker to deliver to the Company the amount of sale or loan proceeds from an appropriate amount of the option shares to pay the exercise price.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations thereunder require the Company's Directors, certain officers and holders of more than 10% of the Common Stock to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The Company undertakes to file such forms for its Directors and officers pursuant to powers of attorney given to certain attorneys-in-fact. Such Directors, officers and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received or written representations from such officers, Directors and shareholders, the Company believes that, during the fiscal year ended December 28, 1997, all Section 16(a) filing requirements applicable to such Directors, officers and shareholders were met.

                                    PROPOSAL 2

           PROPOSED AMENDMENT TO 1995 INCENTIVE STOCK PLAN TO INCREASE
                     SHARES AUTHORIZED FOR ISSUANCE UNDER PLAN

         The Board recommends the approval of an amendment to the 1995 Incentive Stock Plan (the "Incentive Plan") to increase the number of shares authorized for issuance under the Plan by 300,000 shares to a total of 1,700,000 shares. The Incentive Plan was adopted by the Company's Board and approved by James River as sole shareholder at the time of the Spin-Off of the Company. The Incentive Plan is a long-term incentive plan designed to align the efforts and rewards of officers and key employees with the maximization of Company performance and increases in shareholder value. The Board has appointed the Compensation Committee to administer the Incentive Plan. As used herein, the term "Administrator" means the Compensation Committee so appointed by the Board. The sole amendment to the Incentive Plan subject to shareholder vote pursuant to this Proposal 2 would increase the total number of shares of Common Stock issuable by the Administrator for all purposes under the Plan from 1,400,000 to 1,700,000 shares. The Board believes this increase is desirable because, as indicated in the Compensation Committee Report, the ability of the Board to issue stock under the Incentive Plan is the only means at the Board's disposal to provide long-term rewards for superior performance by key personnel.

         The Administrator selects the individuals who will participate in the Incentive Plan. An individual may be selected to participate in the Incentive Plan if he or she is an employee of the Company. The Administrator may, from time to time, grant stock options or award shares of restricted stock, incentive stock, or deferred stock to participants. The Plan limits the number of stock options that an employee may receive during a twelve-month period to 200,000 shares.

         Stock options under the Incentive Plan will be Incentive Stock Options ("ISOs") that comply with the requirements of Section 422 of the Code and/or nonqualified stock options. A stock option will entitle the participant to purchase shares of Common Stock from Crown Vantage at the option price. Non-qualified stock options will be granted with an option price of not less than 85% of the fair market value of Common Stock on the date of the grant. The option price of ISOs will not be less than 100% of the fair market value of Common Stock on the date of grant (110% of the fair market value, in the case of ISOs granted to a 10% shareholder). The Administrator will determine the terms of options, including the period during which options may be exercised, any vesting provisions and the provisions for exercise of options after termination of employment.

         In exercising options, the optionee may pay the purchase price as follows: in cash; by delivering, or causing to be withheld from the option shares, shares of Common Stock; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. The Administrator may, in its discretion, provide that an employee who exercises an option by delivering already owned shares of Common Stock will automatically be granted a new option in an amount equal to the number of shares delivered to exercise the option. The Administrator may grant options that are transferable to family members or family trusts or partnerships.

         Participants may also be awarded shares of restricted stock. Under the Incentive Plan, restricted stock awards will be authorized in lieu of, or in combination with, stock options as the Administrator deems appropriate. Restricted shares of Common Stock will vest over varying lengths of time. The actual award value realized by the participant will be dependent on his or her continued employment and the performance of the Common Stock. The Administrator may, as it deems appropriate, tie performance acceleration parameters to restricted stock grants whereby all, or a portion, of the restricted stock award will vest, based on the Company's achievement of established performance objectives. The Administrator will determine the vesting schedule, acceleration schedule and Company performance criteria on a per grant basis.

         Incentive stock may be issued to participants in connection with incentive programs established from time to time by the Administrator when specified performance criteria have been achieved. The Administrator may award shares of deferred stock, under which hypothetical shares of Common Stock will be credited to book accounts on the records of the Company. Restricted stock may only be awarded to management or highly compensated employees of the Company. Restricted stock will vest over periods of time established by the Administrator. At least annually, dividends that would have accrued on the shares of deferred stock will be credited to each participant's account in the form of additional hypothetical shares. Restricted stock will be paid either as the stock becomes vested or upon termination of employment, according to the election made by the participant at the time the deferred stock is awarded. Participants may elect a pre-retirement form of payment or payments following attainment of age 65. The Administrator will distribute restricted stock benefits in the form of Common Stock or a combination of Common Stock and cash, as the Administrator determines.

         Under the Incentive Plan, the Administrator may include provisions regarding a change of control in stock option agreements, may provide in the restricted stock awards that restrictions will lapse upon a change of control, and may provide that incentive stock may be issued upon a change of control even though the performance goals set by the Administrator have not been met. The Administrator may also take other actions upon a change of control, a significant corporate change or a spin-off of a subsidiary as provided in the Plan.

         Under the Incentive Plan, a maximum of 1,400,000 shares of Common Stock can currently be issued upon the exercise of options and under awards of restricted stock, incentive stock and deferred stock. As noted above, this Proposal 2 would increase the total number of shares of Common Stock available for Plan purposes to 1,700,000. This limitation may also be adjusted, as the Administrator determines is appropriate, in the event of a change in the number of outstanding shares of Crown Vantage Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. The terms of outstanding awards also may be adjusted by the Administrator to reflect such changes.

         After grants of options totaling 827,589 shares to 143 employees, and grants of restricted stock totaling 258,141 shares to 45 employees, only 314,270 shares remain available as of the Record Date under the Incentive Plan for future grants of options or restricted shares, which is insufficient to allow the Administrator to provide long-term incentive compensation to key employees.

         The Board may, without further action by shareholders, terminate or suspend the Incentive Plan in whole or in part. The Plan will terminate on August 1, 2005, if not earlier terminated. The Board may amend the Incentive Plan, except that, if required by the applicable securities laws, an amendment that increases the number of shares of Crown Vantage Common Stock that may be issued under the Incentive Plan, changes the class of individuals who may be selected to participate in the Incentive Plan, or materially increases benefits will not become effective until it is approved by shareholders.

         The Company will receive a tax deduction when an employee exercises a nonqualified stock option, but generally will not receive such a deduction when an employee exercises an ISO. An employee generally will be taxed on the amount by which the fair market value of the Crown Vantage Common Stock exceeds the exercise price on the date the underlying Common Stock is sold for an ISO and on the date of exercise for a nonqualified stock option. An employee may be subject to an alternative minimum tax upon the exercise of an ISO on the amount by which the fair market value of the Crown Vantage Common Stock exceeds the exercise price on the date of exercise. There are generally no federal income tax consequences to the Company or to the employee at the time an option is granted.

         The Company will generally receive a tax deduction when the restrictions on restricted stock lapse, when cash or shares of Crown Vantage Common Stock are distributed as a result of the vesting of deferred stock, and when shares of Crown Vantage Common Stock are issued to employees in connection with incentive stock, and the employee generally will be taxed on the value of the Crown Vantage Common Stock at that time. An employee who receives restricted stock may elect to recognize income at the time the restricted stock is granted, in which case the Company will receive a tax deduction at that time. If an employee elects to defer receipt of deferred stock, the tax consequences to the employee and the Company's tax deduction are postponed until the deferred stock benefits are distributed.

         As of the Record Date, approximately 3,800 employees were eligible to participate in the Incentive Plan. Awards under the Plan are granted at no cost to the employee.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S 1995 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 300,000 SHARES TO A TOTAL OF 1,700,000 SHARES. THIS IS IDENTIFIED AS PROPOSAL 2 ON THE ENCLOSED FORM OF PROXY.

                      COMPENSATION AND CERTAIN INFORMATION
                          REGARDING EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

         The following table sets forth compensation and other information for the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers for 1997, 1996, and the period from August 28, 1995 through December 31, 1995.


                                            ANNUAL COMPENSATION                     LONG-TERM COMPENSATION AWARDS
                              --------------------------------------------  ---------------------------------------------
                                                                            RESTRICTED     SECURITIES
         NAME AND                                          OTHER ANNUAL       STOCK        UNDERLYING      ALL OTHER
   PRINCIPAL OCCUPATION       YEAR    SALARY     BONUS     COMPENSATION(1)  AWARD(S)(2)(3) OPTIONS/SARS   COMPENSATION(4)
-----------------------       ----   --------   --------   ---------------  -------------- ------------   ---------------
Ernest S. Leopold             1997   $469,231     -0-                       $ 76,351         70,685(5)       $402,521
Chairman and Chief            1996   $450,000     -0-                       $783,938         34,590           $21,308
Executive Officer (and        1995   $143,077   $135,463                    $217,265         65,300          $830,471
until December 1997,
President)

C. Neil Henderson             1997   $210,325    $39,485                    $ 18,236         24,053(5)         $6,852
Senior Vice President,        1996   $185,942    $61,350                    $231,543          8,250            $5,167
Uncoated Printing &           1995    $53,038    $19,500                       -0-           18,400             -0-
Publishing Papers

Christopher M. McLain         1997   $205,846     -0-                       $ 21,075         24,212(5)         $7,128
Senior Vice President         1996   $200,000     -0-                       $270,048          9,540            $1,786
& General Counsel,            1995    $50,000    $37,609                       -0-           23,800             -0-
Secretary
(served since October 1995)

Robert A. Olah                1997   $201,000     -0-                       $ 18,236         34,690(5)         $7,555
President and Chief           1996   $175,000     -0-                       $231,543          8,250            $5,793
Operating Officer (since      1995    $53,846    $39,990                    $128,511         18,400             $ 973
December 1997)
Senior Vice President,
Packaging Papers
(1995-1997)

R. Neil Stuart                1997   $230,385     -0-                       $ 21,075         20,465(5)        $82,767
Senior Vice President,        1996   $129,808     -0-                       $265,645         16,900             -0-
Chief Financial Officer
(served since May 1996)


----------------------
(1) None of the named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for the periods reported.

(2) The 1995 restricted stock awards were granted in connection with the Spin-Off to replace deferred stock previously granted under Fort James' Deferred Stock Plan that was forfeited by the named Executive Officers at the Spin-Off. The 1995 restricted stock awards to Mr. Leopold vest as follows: 4,639 shares vested on June 14, 1996, 2,255 shares vested on June 14, 1997 and 2,254 shares will vest on June 14, 1998. The 1995 restricted stock awards to Mr. Olah vest as follows: 902 shares vested on each June 14 for 1996 and 1997, 902 shares will vest on each June 14 for 1998 through 2000, and 901 shares on June 14, 2001. The 1996 restricted stock awards were granted to executives in January, May and August 1996 as follows: Mr. Leopold, 50,000 shares (January, receipt deferred until 2001 or earlier retirement) and 5,750 shares (August); Mr. Henderson, 15,000 shares (January) and 1,370 shares (August): Mr. McLain, 17,500 shares (January) and 1,590 shares (August); Mr. Olah, 15,000 shares (January) and 1,370 shares (August); and Mr. Stuart, 15,000 shares (May) and 1,580 shares (August). Except as to deferred shares, the 1996 restricted stock awards will vest as to one-fifth of the January or May award on each anniversary date of the January or May 1996 awards, commencing January or May 1997, and as to one-third of the August award on each anniversary date of the August 1996 awards, commencing August 1997. The 1997 restricted stock awards were granted to the named executives in April 1997 as follows: Mr. Leopold, 12,100 shares (receipt deferred until 2000 or earlier retirement); Mr. Henderson, 2,890 shares; Mr. McLain, 3,340 shares;
         Mr. Olah, 2,890 shares; and Mr. Stuart, 3,340 shares. Except as to deferred shares, the 1997 restricted stock awards will vest at to one-third of the award on each anniversary date of the award, commencing April 1998. The recipients of the restricted stock awards (unless deferred) are entitled to vote the shares and receive any dividends or other distributions paid thereon.

(3) The number and value of the aggregate restricted stock award holdings (including deferrals) at December 28, 1997, for the named Executive Officers were as follows: Mr. Leopold, 68,188 shares, $528,457; Mr. Henderson, 15,804 shares, $122,481; Mr. McLain, 18,400 shares, $142,600; Mr. Olah, 19,411 shares, $150,435; and Mr. Stuart 16,394 shares, $127,053. Such values were determined by the market price for the Company's Common Stock at the end of the latest fiscal year ($7.75).

(4) The amount disclosed for Mr. Leopold for 1995 includes (i) $826,370, which represents the amount that the Company reimbursed in 1995 to Fort James for the payment of taxes owed by Mr. Leopold on an annuity purchased to satisfy a supplemental executive retirement plan benefit earned by Mr. Leopold while employed by Fort James (See "Employee Pension Plans") and (ii) $4,101, which represents the Company's portion of premiums paid in 1995 on an enhanced life insurance plan. The amount for Mr. Leopold for 1996 includes $15,819 for the Company's portion of premiums paid in 1996 for the enhanced life insurance plan and $5,489 as the Company's contributions to the Crown Vantage StockPlus Employee Stock Ownership Plan and Supplemental Deferral Plan. The amount for Mr. Leopold for 1997 includes (i) $373,079, which is the amount the Company paid for an annuity (including gross up for taxes) to satisfy a supplemental executive retirement plan benefit earned by Mr. Leopold,
         (ii) $15,806, for the Company's portion of premiums paid in 1997 for the enhanced life insurance policy, and (iii) $13,636, which represents the Company's contributions to the Crown Vantage StockPlus Employee Stock Ownership Plan and Supplemental Deferral Plan. The amount included for Mr. Henderson includes $4,667 and $6,309 as the Company's contributions to the Crown Vantage UK Share Accumulation Plan in 1996 and 1997, respectively, and the Company's portion of premiums paid for private health insurance, being $500 in 1996 and $543 in 1997.
         The amounts included for Messrs. McLain, Olah and Stuart represent the Company's contributions to the Crown Vantage StockPlus Employee Stock Ownership Plan and Supplemental Deferral Plan, and in the case of Mr. Stuart, $78,383 as reimbursement for moving and relocation costs.

(5) Includes the following described Substitute Options. During 1997, certain options previously granted under the Company's 1995 Incentive Stock Plan to optionees, including the named Executive Officers, that were exercisable at prices which exceeded the current market value of the stock were cancelled, and options for a lesser number of shares having an exercise price of current market value were granted in substitution therefor (the "Substitute Options"). The number of shares subject to Substitute Options granted to the named Executive Officers are as follows: Mr. Leopold, 42,445 shares; Mr. Henderson, 17,323 shares; Mr. McLain, 16,422 shares; Mr. Olah, 11,960 shares; and Mr. Stuart, 12,675 shares.

SEVERANCE AND EMPLOYMENT AGREEMENTS

         SEVERANCE AGREEMENTS. The Company has entered into severance agreements with each of the Executive Officers named in the Summary Compensation Table. The agreements provide that, if the executive is terminated other than for cause, retirement or disability within three years after a change of control of the Company or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to three times the sum of his highest actual or target annual compensation during the three years immediately preceding the change in control, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for certain excise taxes imposed with respect to payments or benefits received due to a change of control (and for any income taxes imposed with respect to such additional payment).

         EMPLOYMENT AGREEMENT WITH CEO. The Company has entered into an employment agreement with Mr. Leopold for a period ending on his 65th birthday or earlier retirement. Provisions under the agreement provide Mr. Leopold with continuation of his annual base salary, incentive plans and benefits during the term of the agreement. If Mr. Leopold is terminated other than for cause, or Mr. Leopold terminates his employment for good reason, Mr. Leopold will be entitled to receive a lump sum severance payment equivalent to that provided in the severance agreements described above, with such payment reduced proportionately if termination was within three years of his 65th birthday. If Mr. Leopold becomes disabled or dies during the term of the agreement, he or his estate would be entitled to receive a lump sum payment equivalent to one year of salary plus two times his then target bonus. If there were a change of control of the Company during the term of the agreement, Mr. Leopold would be entitled to the same payments and terms provided in the severance agreements described above.

STOCK OPTION GRANTS AND HOLDINGS

         The following tables set forth information concerning stock options and stock appreciation rights ("SARs") granted to the Chief Executive Officer and the other named Executive Officers of the Company and exercises of such options and SARs by such persons during 1997.


                                           OPTION/SAR GRANTS IN 1997(1)

                                                                                               POTENTIAL REALIZABLE
                               NUMBER OF                                                        VALUE AT ASSUMED
                               SECURITIES     % OF TOTAL                                        ANNUAL RATES OF
                               UNDERLYING    OPTIONS/SARS                                         STOCK PRICE
                                OPTIONS/      GRANTED TO      EXERCISE                          APPRECIATION FOR
                                  SARS       EMPLOYEES IN      PRICE     EXPIRATION              OPTION TERM(3)
            NAME              GRANTED(2)      FISCAL YEAR    PER SHARE      DATE               5%                10%
            ----              -----------     -----------    ---------      ----           ----------       --------
 Ernest S. Leopold               70,685            9.0%        $6.31         (4)           $280,501           $710,845
 C. Neil Henderson               24,053            3.1%        $6.31         (4)            $95,450           $241,889
 Christopher M. McLain           24,212            3.1%        $6.31         (4)            $96,081           $243,488
 Robert A. Olah                  18,690            2.4%        $6.31         (4)            $74,168           $187,956
 Robert A. Olah                   6,000             .8%        $6.56         (4)            $24,753            $62,730
 Robert A. Olah                  10,000            1.3%        $9.38         (4)            $58,990           $149,493
 R. Neil Stuart                  20,465            2.6%        $6.31         (4)            $81,212           $205,807


-------------------------
(1) Includes Substitute Options granted in 1997 as described in the "Ten-Year Option Repricings" table below.

(2) These option grants under the 1995 Incentive Stock Plan become exercisable in three equal cumulative annual amounts beginning one year after the grant date. The exercise price for each option is equal to the fair market value per share of the Common Stock on the grant date. The 1995 Incentive Stock Plan provides for the acceleration of the vesting of options in certain circumstances, including a change of control or corporate change. No SARs were granted in 1997.

(3) These options were granted for a term of ten years. As permitted by the Securities and Exchange Commission, the amounts disclosed are the result of calculations at five and ten percent assumed rates of appreciation over the ten-year term of the options. These amounts are not intended to forecast potential future appreciation of the Common Stock price.

(4) As to Mr. Leopold, 28,240 on April 29, 2007 and 42,445 on April 29, 2005;
    as to Mr. Henderson, 6,730 on April 29, 2007, 5,363 on April 29, 2006 and 11,960 on April 29, 2005; as to Mr. McLain, 7,790 on April 29, 2007 and 16,422 on April 29, 2005; as to Mr. Olah, 10,000 on December 8, 2007,
    6,730 on April 29, 2007, 6,000 on March 28, 2007 and 11,960 on April 29,
    2005; as to Mr. Stuart, 7,790 on April 29, 2007 and 12,675 on April 29,
    2005.

                   AGGREGATED OPTION/SAR EXERCISES IN 1997
                    AND FISCAL YEAR END OPTION/SAR VALUES

         No stock options were exercised during 1997 by the Chief Executive Officer or any of the other named Executive Officers of the Company.


                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS                   IN-THE-MONEY
                                 SHARES                             AS OF                       OPTIONS/SARS
                                ACQUIRED       VALUE              12/28/97                    AS OF 12/28/97(1)
            NAME              ON EXERCISE    REALIZED     EXERCISABLE UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
            ----              -----------    --------     ----------- -------------     -----------    -------------
 Ernest S. Leopold                 0            $0            32,752        72,523         $30,560        $71,227
 C. Neil Henderson                 0            $0             7,676        16,286         $11,184        $23,452
 Christopher M. McLain             0            $0            11,391        22,361         $11,824        $23,041
 Robert A. Olah                    0            $0             8,730        34,210         $ 8,611        $25,442
 R. Neil Stuart                    0            $0             9,494        20,441         $ 9,127        $20,343


----------------------
(1) The value of unexercised in-the-money options as of December 28, 1997, is calculated as the fair market value of the Common Stock on the last day of the Company's fiscal year ($7.75 per share) minus the exercise price. No SARs were granted in 1997.

                           TEN-YEAR OPTION REPRICINGS

         The following table sets forth information concerning repriced stock options granted to the Chief Executive Officer and other Executive Officers of the Company in substitution of options previously granted since formation of the Company in 1995.


                                                                                                           LENGTH OF
                                        NUMBER OF                  MARKET                                   ORIGINAL
                                       SECURITIES                 PRICE OF      EXERCISE                  OPTION TERM
                                       UNDERLYING    NUMBER       STOCK AT      PRICE AT                   REMAINING
                                         OPTIONS     OF NEW       TIME OF       TIME OF          NEW       AT DATE OF
                                        REPRICED     OPTIONS     REPRICING     REPRICING       EXERCISE    REPRICING
 NAME                          DATE    OR AMENDED    GRANTED    OR AMENDMENT  OR AMENDMENT       PRICE    OR AMENDMENT
 ----------------------        ----    ----------    -------    ------------  ------------       -----    ------------
 Ernest S. Leopold           4/29/97      65,300      42,445       $6.31          $23.00         $6.31      8 years,
 Chairman and Chief                                                                                         5 months
 Executive Officer

 C. Neil Henderson           4/29/97      18,400      11,960       $6.31          $23.00         $6.31      8 years,
 Senior Vice President,                                                                                     5 months
 Uncoated Printing &         4/29/97       8,250       5,363       $6.31          $10.00         $6.31      9 years,
 Publishing Papers                                                                                          4 months

 Christopher M. McLain       4/29/97      23,800      16,422       $6.31          $20.50         $6.31      8 years,
 Senior Vice President &                                                                                    5 months
 General Counsel, Secretary

 Robert A. Olah              4/29/97      18,400      11,960       $6.31          $23.00         $6.31      8 years,
 President and Chief                                                                                        5 months
 Operating Officer

 R. Neil Stuart              4/29/97      16,900      12,675       $6.31          $16.62         $6.31      9 years,
 Senior Vice President,                                                                                     1 month
 Chief Financial Officer

 F. Allen Byrd               4/29/97      18,400      11,960       $6.31          $23.00         $6.31      8 years,
 Senior Vice President,                                                                                     5 months
 Coated Printing &           4/29/97       8,250       5,363       $6.31          $10.00         $6.31      9 years,
 Publishing Papers                                                                                          4 months

 Katie Cutler                4/29/97       5,100       3,315       $6.31          $23.00         $6.31      8 years,
 Senior Vice President,                                                                                     5 months
 Corporate Communications    4/29/97       2,430       1,580       $6.31          $10.00         $6.31      9 years,
                                                                                                            4 months

 Antoinette S. Gabriel       4/29/97      13,700       8,905       $6.31          $23.00         $6.31      8 years,
 Senior Vice President,                                                                                     5 months
 Chief Administrative        4/29/97       6,680       4,342       $6.31          $10.00         $6.31      9 years,
 Officer                                                                                                    4 months

 Michael J. Hunter           4/29/97       5,400       4,212       $6.31          $14.25         $6.31      8 years,
 Vice President, Chief                                                                                      9 months
 Accounting Officer          4/29/97       2,500       1,625       $6.31          $10.00         $6.31      9 years,
                                                                                                            4 months

 David A. Nelson             4/29/97      13,700       8,905       $6.31          $23.00         $6.31      8 years,
 Senior Vice President,                                                                                     5 months
 Uncoated Printing &         4/29/97       8,250       5,363       $6.31          $10.00         $6.31      9 years,
 Publishing Papers                                                                                          4 months


EMPLOYEE PENSION PLANS

         Under the Company's Retirement Plan for Salaried and Other Non-Bargaining Unit Employees (the "Salaried Retirement Plan"), participating employees contribute 1% of their pensionable earnings. Pensionable earnings include base salary, overtime compensation, profit sharing, bonuses and commissions. Annual benefits payable under the Plan are currently equal to the product of the participant's years of service while contributing to the Plan, up to 35 years, multiplied by the sum of 1.05% of a participant's "Final Average Pay" (the average of a participant's highest five consecutive years of pensionable earnings) plus .65% of a participant's Final Average Pay in excess of covered compensation (the average of the taxable Social Security wage bases during a participant's work lifetime, up to 35 years). A participant will be vested in the portion of benefits attributable to the Company's contributions (i) after five years of service or (ii) if the participant's contributions remain in the Plan until age 65. Participants received credit under the Salaried Retirement Plan for covered service with Fort James or its predecessors, if applicable.

         Messrs. Leopold and Olah also participate in the Company's Frozen Retirement Plan for Salaried and Other Non-Bargaining Unit Employees (the "Frozen Plan"). The executives' benefits under the Frozen Plan are the benefits that they had accrued as participants under Fort James' Retirement Plan for Salaried and Other Non-Bargaining Unit Employees prior to the Spin-Off. The executives are not entitled to accrue additional benefits under the Frozen Plan. However, the executives' service with Crown Vantage is taken into account under the Frozen Plan for purposes of determining whether they will be vested in the portion of benefits attributed to Fort James' contribution to the Plan, and the executives' eligibility to receive payment of their benefits. The amount of benefits payable to the executives from the Salaried Retirement Plan is offset by the amount of benefits payable to them from the Frozen Plan.

         Effective in 1997 under Internal Revenue Service regulations, the maximum annual benefit that may be paid to any retiree from the Salaried Retirement Plan and the Frozen Plan (if applicable), attributable to employer contributions, is $125,000. In addition, pensionable earnings over $160,000 are not taken into account for purposes of calculating plan benefits. These limits may be increased to take into account increases in the cost of living. The Company's Supplemental Benefit Plan provides eligible individuals with the difference between the benefits they actually accrue under the Salaried Retirement Plan and accrued under the Frozen Plan (if any), and the benefits they would have accrued under such plans but for the maximum benefit and compensation limitations imposed by law. The Supplemental Benefit Plan provides an additional benefit for senior employees. These employees will receive the retirement benefit that would have been provided by the Salaried Retirement Plan, the Frozen Plan (if applicable) and the Supplemental Benefit Plan, had the employee's service with a predecessor company been taken into account, reduced by the total benefit payable to the employee from the Company's pension plans and pension plans of a predecessor company of Fort James or the Company. Participants in the Supplemental Benefit Plan are general creditors of the Company. The supplemental benefits are to be paid by the Company as the benefits become payable, except as described below.

         The Supplemental Benefit Plan provides that the accrued benefits under the Plan may be distributed at the discretion of the Company. The Company may make distributions to certain eligible individuals providing each such individual with cash or an annuity, on an after tax basis, approximating the individual's accrued benefit under the Supplemental Benefit Plan as of a specified date.

                                    APPROXIMATE ANNUAL PENSION BENEFIT AT AGE 65


                                                 YEARS OF SERVICE
    FINAL AVERAGE     ----------------------------------------------------------------------
         PAY             10           15          20           25          30          35
       ----------     --------     --------    --------     --------    --------    --------
       $  200,000     $ 32,320     $ 48,480    $ 64,640     $ 80,800    $ 96,960    $113,120
          400,000       66,320       99,480     132,640      165,800     198,960     232,120
          600,000      100,320      150,480     200,640      250,800     300,960     351,120
          800,000      134,320      201,480     268,640      335,800     402,960     470,120
        1,000,000      168,320      252,480     336,640      420,800     504,960     589,120


         The pensionable earnings of each of the named Executive Officers are not materially different from the amounts disclosed as annual compensation in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the named Executive Officers are as follows:
Ernest S. Leopold, 35 years; Christopher M. McLain, 13 years; Robert A. Olah, 26 years; and R. Neil Stuart, 24 years. The above table shows the approximate annual pension benefit that would be provided to salaried employees under the current benefit formula under the Salaried Retirement Plan and the Frozen Plan upon retirement at age 65, assuming that a single life annuity has been elected. The amounts in the table are not subject to reduction for Social Security or other offset amounts. The pension table includes benefits under the Supplemental Benefit Plan, some of which will be provided by the annuities purchased, if any, as described above. Mr. Henderson will receive an annual pension benefit at retirement pursuant to the Curtis Fine Papers Pension Plan.

         In addition to the benefits payable to Mr. Leopold under the pension plans described above, in 1995 Mr. Leopold received an annuity from Fort James which, on an after tax basis, approximated his accrued benefit under the Fort James Supplemental Benefit Plan as of a specified date. In 1995, the Company reimbursed Fort James $887,853 for the cost of the annuity contract. In 1997, the Company provided an annuity to Mr. Leopold which, on an after tax basis, approximated his accrued benefit under the Crown Vantage Supplemental Benefit Plan as of a specified date. See Footnote 4 to Summary Compensation Table. These annuities will be payable by an insurance company under annuity contracts owned by Mr. Leopold.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

THE COMPENSATION PROGRAM

         Crown Vantage's compensation program is designed to enhance shareholder value by linking a large part of executive compensation directly to performance, which is highly correlated with stock price. The objective is to provide executives an opportunity to achieve total compensation above that of their peers over time when performance exceeds expected results. A principal focus for 1997 was to increase cash flow through superior operating results, which would provide funds to reduce debt. The primary components of the 1997 compensation program were base salary, an annual cash bonus based mostly on the Company's excess cash flow and a long-term opportunity to participate in increased shareholder value through grants of stock options and restricted stock.

----------------------
(1) The material in this report and under the caption "Performance Graph" is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

RESPONSIBILITIES OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors of Crown Vantage (the "Committee") is comprised solely of independent, non-employee Directors. The Committee reviews and approves incentive plans, executive benefit programs and the overall compensation structure for the Company. The Committee reviews and approves base salaries, bonuses and any other cash payments to Executive Officers and other key employees. The Committee also grants stock options and restricted stock, approves the terms of such awards and interprets incentive plans, as required. As administrator of the incentive plans, the Committee establishes the targets for performance and awards at the beginning of the plan year, and approves payment of actual awards under the plan.

         The Committee engaged an executive compensation consultant in 1996 to review the compensation structure and components for appropriateness for Crown Vantage. The consultant reviewed the Company's program against other companies for competitiveness and considered the current constraints on the Company's financial position. The Committee met with the consultant without management present to discuss the program and the consultant's findings. The Committee also met without management present to discuss the Chief Executive Officer's performance against pre-established objectives and his compensation.

ELEMENTS OF THE COMPENSATION PROGRAM

         The primary elements of the Company's compensation program for the Chief Executive Officer ("CEO") and other Executive Officers of Crown Vantage are described below.

         BASE SALARY. Base salaries are reviewed annually by the Committee with input as to competitive practices provided by the compensation consultant, using industry and national trends. Individual salaries may be adjusted based on this information and the performance of the executive during the preceding year against pre-established goals. The objective of the Committee is to set base salaries at the median of salaries of similar positions in comparable companies.

         ANNUAL INCENTIVE PLANS. The Profit Sharing Plan for 1997 was established to reward management for meeting individual performance objectives and an overall Company excess cash flow target established by the Committee prior to the plan year. Actual awards were to be granted by the Committee based on management's performance against these targets. Such awards were the only annual incentive to be granted to management for 1997. Due to performance against plan, the Profit Sharing Plan for 1997 generated no payments of awards for 1997 for any plan participant, including the CEO and the other named executives in the Summary Compensation Table (except that Mr. Henderson received an award under a separate plan based on the Company's operations in the United Kingdom).

         STOCK OPTION AND RESTRICTED STOCK AWARDS. The Committee believes that stock options and grants of restricted stock are a superior incentive to motivate key employees to act in the best interests of shareholders. The Committee also feels it is important for the key managers to have the potential for a significant ownership interest in Crown Vantage. Because of the need to utilize cash to repay debt, stock options and grants of restricted stock are a key element in the Company's compensation structure. Stock options and restricted stock are the only long-term incentives that the CEO and other named Executive Officers receive.

         The Committee made awards of stock options in 1997 under the 1995 Incentive Stock Plan. The awards were based on a number of factors, including the competitive level of long-term incentive awards, the prospective level of total compensation, and the individual's responsibilities and ability to influence shareholder value. The Committee also made awards of restricted stock in 1997 to certain executives as part of the long-term incentive program of the Company.

         Based on these factors, the Committee granted the CEO stock options and restricted stock in 1997 with an option exercise price equal to the fair market value on the date of grant. The options and restricted stock vest over a three-year employment period and the options generally expire no later than ten years after grant. Stock options and restricted stock awarded to other named Executive Officers were determined in a similar fashion.

         In April 1997, certain options previously granted under the Company's 1995 Incentive Stock Plan to employees, including the CEO and other named Executive Officers, were exercisable at prices that substantially exceeded the then current market value of the Common Stock. Under these circumstances, the value of previously granted options to retain employees and provide incentives had diminished. Therefore, on April 28, 1997, subject to the agreement of the employee, the Committee canceled those outstanding options and granted substitute options for approximately 65% of the number of shares underlying the original options, having an exercise price of the then current market value (the "Substitute Options"). The purpose of canceling those outstanding options and granting the Substitute Options is to reinstate the incentive for employees at all levels, including the Executive Officers, to remain with, and to continue to work for the success of, the Company. The Substitute Options have an exercise price of $6.31 per share, the average of the high and low prices of the common stock on April 29, 1997. Certain additional information concerning the Substitute Options granted to the CEO and other named Executive Officers is set forth in the table entitled "Ten-Year Option Repricing" in the Proxy Statement in which this report appears.

POLICY REGARDING DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's CEO and to each of the other four most highly compensated Executive Officers. The Company generally may deduct compensation paid to such an officer only to the extent the compensation does not exceed $1 million during any fiscal year or is "performance based" as defined in Section 162(m). The Committee considers the net cost to Crown Vantage in making compensation decisions. While the Committee does not expect the Company's current compensation program will result in compensation of $1 million or more to any Executive Officer, the annual incentive plans and the stock option plan have been designed to permit compensation paid thereunder to qualify as performance-based compensation for purposes of the Internal Revenue Code.

COMPENSATION COMMITTEE MEMBERS

         George B. James, CHAIRMAN
         Joseph T. Piemont
         William D. Walsh
         Donna L. Weaver

PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock with the S&P 500 Composite Stock Price Index and the S&P Paper and Forest Products Composite Index, for the period from August 28, 1995 (the date on which the Common Stock first traded) through year-end, assuming an initial investment of $100 and the reinvestment of all dividends.

                                   [GRAPH]


Crown Vantage        $100.00    $100.00     $100.00    $ 52.78    $ 31.48     $ 25.93
S & P 500            $100.00    $100.00     $100.00    $110.77    $136.21     $181.65
S & P Paper &        $100.00    $100.00     $100.00    $ 88.77     $98.19     $105.28
Forest Products
Group


                              CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

SPIN-OFF OF COMPANY BY FORT JAMES

         In connection with a restructuring, Fort James in August 1995 implemented the Spin-Off of certain of its assets. To provide financing for the Spin-Off, the Company's principal operating subsidiary, Crown Paper Co. ("Crown Paper") issued $250,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2005 and incurred $295 million (including $42 million under letters of credit) of initial borrowings under a $350 million Bank Credit Facility. The proceeds of these financings were (i) paid to Fort James as a return of its capital investment in the Company; and (ii) used to pay certain transaction expenses associated with the financings and the Distribution. In connection with the Spin-Off, Crown Vantage also issued to Fort James three 11.45% Senior Pay-in-Kind Notes due 2007 in aggregate principal amount of $100,000,000.

         Since the Spin-Off, the Company has operated independently of Fort James. However, in order to govern certain on-going relationships between the Company and Fort James and to provide mechanisms for an orderly transition, the Company and Fort James prior to the Spin-Off entered into a Contribution Agreement, which provides for, among other things, the principal corporate transactions that were required to effect the transfer of the Fort James assets to the Company and the Distribution, and certain related agreements and transition agreements. The related and transition agreements generally provide for the allocation of assets, resources, employees, benefit plans, taxes, liabilities and certain administrative and other services, and for the purchase and sale of products between the Company and Fort James. Generally, these agreements reduce or eliminate over time. In 1997, under all such agreements, the Company made payments to Fort James totaling approximately $43.8 million, and Fort James made payments to the Company totaling approximately $60.4 million. As discussed under "Election of Directors," Messrs. Leopold and Showalter, both of whom are currently Directors and are nominated to continue as Directors of the Company, were Executive Officers of Fort James before the Spin-Off. Mr. Leopold terminated his employment with Fort James in connection with the Spin-Off, and Mr. Showalter retired from Fort James effective December 31, 1995.

                             INDEPENDENT ACCOUNTANTS

         Ernst & Young LLP was the accounting firm selected by the Board of Directors to examine and report on the Company's financial statements for the 1997 fiscal year. It is expected that representatives of the firm will be present at the meeting to make any statements they desire to make and to answer questions directed to them.

         In June 1996, the Audit Committee recommended and the Board of Directors selected Ernst & Young as independent accountants for the Company replacing Coopers & Lybrand LLP. The Company has had no disagreements with Coopers & Lybrand during the 1994 or 1995 fiscal years or the subsequent interim period to June 1996 on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Coopers & Lybrand, would have caused Coopers & Lybrand to make reference to the subject matter of the disagreement in connection with its report. The reports of Coopers & Lybrand on the Company's financial statements for the 1994 and 1995 fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

         The Company has no present knowledge of any other matters to be presented at the Annual Meeting of Shareholders. If any other matters should properly come before the meeting, and any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy with respect to any such other matter in accordance with their best judgment.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Any shareholder desiring to make a proposal to be acted upon at the 1999 annual meeting of shareholders must present such proposal to the Secretary of the Company, whose address is 300 Lakeside Drive, Oakland, California 94612, not later than December 1, 1998, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

         The Company's Bylaws prescribe the procedure that a shareholder must follow to bring any business before an annual meeting of shareholders: The shareholder must be a shareholder of record entitled to vote on the matter and must give notice to the Secretary as specified in the Bylaws between January 2 and February 1 of the year in which the annual meeting is to occur, unless the date of such meeting has been moved more than 30 days from the meeting date specified in the Bylaws (the second or third Thursday in April), in which case the required notice should be given not less than 60 days before such meeting date, except that if the shareholder wants a proposal to be considered for inclusion in the Company's Proxy Statement, such proposal must be presented not later than December 1, 1998, as explained above. Each such shareholder's notice shall set forth as to each such matter (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder proposing such business, (ii) the class and number of shares of stock of the Corporation beneficially owned by such shareholder, (iii) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring before the meeting the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting and the reasons for wanting to conduct such business, (v) any material interest that the shareholder has in such business, and (vi) if applicable, certain other information concerning any director candidate to be nominated by the shareholder. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary at the Company's headquarters.

                                  ANNUAL REPORT

         A copy of the Annual Report of the Company for the fiscal year ended December 28, 1997, is being mailed to you with this Notice and Proxy Statement. No part of the Annual Report shall be regarded as proxy soliciting material.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER APRIL 1, 1998, FREE OF CHARGE, UPON WRITTEN REQUEST TO CROWN VANTAGE INC., ATTENTION: INVESTOR RELATIONS, 300 LAKESIDE DRIVE, OAKLAND, CALIFORNIA 94612, OR BY CALLING (510) 874-3400.

                                             By Order of the Board of Directors



                                             Christopher M. McLain
                                             SECRETARY

                               CROWN VANTAGE INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      PROXY The undersigned hereby appoints Donna L. Weaver and George B. James as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all the shares of common stock of Crown Vantage Inc. held of record by the undersigned on March 3, 1998 at the annual meeting of shareholders to be held on May 5, 1998 or any adjournment thereof.

    1.  ELECTION OF DIRECTORS
             / / FOR ALL NOMINEES LISTED BELOW        / / WITHHOLD AUTHORITY
                                        TO VOTE FOR ALL NOMINEES LISTED BELOW

    G. James, E. Leopold, J. Piemont, E. Showalter, W. Walsh, J. Watkinson, D. Weaver

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

    2. PROPOSAL TO AMEND THE COMPANY'S 1995 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 300,000 SHARES TO 1,700,000 SHARES.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

    Please print exact name(s) in which shares are registered, and sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                     Dated:
-------------------------------------------------------------------------------,
                                     1998
                                     -------------------------------------------
                                     Print Name
                                     -------------------------------------------
                                     Signature
                                     -------------------------------------------
                                     Signature if held jointly

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE SUBMIT A COMPLETED CARD EVEN IF YOU INTEND TO ATTEND THE MEETING.